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10.48
                                AMENDMENT TO THE
                           DIGITAL SOUND CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

              Approved by the Board of Directors on April 4, 1997

Section 25 of the Digital Sound Corporation Employee Stock Purchase Plan (the "Plan") provides that, with certain limited exceptions, the Board of Directors of Digital Sound Corporation (the "Company") may at any time amend the Plan, provided that no such amendment may make any change in an option previously granted which would adversely affect the right of any participant. Pursuant to such Section 25, the Board of Directors hereby amends the Plan as follows, such amendment to be effective with respect to all options granted pursuant to the Plan after April 4, 1997 (capitalized terms used herein to have the meanings ascribed to such terms in the Plan):

1. Section 9(e) is amended to read in its entirety as follows:

     (e) As promptly as practical after the lapse pursuant to the terms of
     Section 15 hereof of the transfer restrictions with respect to the shares of Common Stock purchased on a Purchase Date, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his option; provided that the Company may deliver such certificate to a broker that that will hold such certificate in street name for the benefit of such participant.

2. Section 15 is amended to read in its entirety as follows:

     15.  Nonassignability and Transfer Restrictions.  Neither payroll
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     deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in
     Section 22 hereof) by the participant. In addition, shares purchased under the Plan on a Purchase Date may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) prior to the first anniversary of such Purchase Date. The Company may take any reasonable steps to ensure that no such assignment, transfer, pledge or other disposition contrary to the terms of this Section 15 may occur, including without limitation retaining custody of the certificate representing such shares until such first anniversary. Any attempt at assignment, transfer, pledge or other disposition in contravention of this Section 15 shall be void and without effect, and the Company shall be entitled to treat the participant as the sole owner of such account, rights and shares for any and all purposes.

3. Section 17 is amended to read in its entirety as follows:

     17.  Legends.  The Company may, at any time prior to the first anniversary
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     of the Purchase Date of any shares acquired pursuant to the Plan, cause a legend or legends to be imprinted on any certificate representing such shares specifying that such shares may not be transferred in contravention of the Plan, including Section 15 hereof.